Explanatory Note
This filing amends and restates the prospectus supplement filed by Comstock Inc. (formerly known as Comstock Mining Inc., the “Company”) on April 12, 2022 (the “Original Prospectus Supplement”). On April 12, 2022, the Company entered into an Equity Purchase Agreement Amendment (the “Sales Agreement”) with Leviston Resources LLC (“Leviston”). In accordance with the terms of the Sales Agreement, the Company could offer and sell up to $10,000,000 of its common stock from time to time to Leviston. Sales of the common stock, if any, would be made by any method that is deemed to be an “at the market offering” as defined in Rule 415 promulgated under the Securities Act. The Company is filing this prospectus supplement to inform investors that the Company has terminated all sales pursuant to the Sales Agreement, effective as of November 17, 2022, thereby reducing the aggregate offering dollar amount of securities to be sold pursuant to the Original Prospectus Supplement. No other changes have been made to the Original Prospectus Supplement.

Filed pursuant to Rule 424(b)(5)
Registration No. 333-263930
_____________________________________________________________________________________________

PROSPECTUS SUPPLEMENT
(To Prospectus dated March 28, 2022)
_____________________________________________________________________________________________

Up to $7,311,180

Common Stock

___________________________________

We have entered into an equity purchase agreement dated April 12, 2022, with Leviston Resources LLC (including any designee(s) thereof, the “Investor”), relating to shares of our common stock offered by this prospectus supplement and the accompanying prospectus. In accordance with the terms of such agreement, we may offer and sell shares of our common stock with a maximum offering size, in the aggregate, of up to $7,311,180 to the Investor.
Our common stock is listed on the NYSE American under the symbol “LODE.” The last reported sale price of our common stock on the NYSE American on April 11, 2022 was $1.43 per share.
Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, at a discount of 10.0% to the volume weighted average sales price of the common stock on the date of the delivery of a put notice.

4871-3203-6888.5

We estimate that the total gross proceeds from this offering will be approximately $7,311,180. We estimate the total expenses of this offering, excluding the discount to the Investor, will be $215,000. In consideration of the Investor’s agreement to enter the equity purchase agreement, we agreed to deliver additional shares of our common stock with value of $300,000 to the Investor, for no additional consideration, on the first settlement date with respect to a put notice delivered by the Company. We also agreed to provide “most favored nation” status to the Investor with respect to other equity offerings conducted within five trading days of a sale under the equity purchase agreement. The Investor may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation and discounts received by the Investor will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution with respect to certain liabilities, including liabilities under the Securities Act.
Investing in our common stock involves significant risk. Please read carefully the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement.
Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of the common stock or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 12, 2022.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT
This prospectus supplement is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. By using a shelf registration statement, we may offer shares of our common stock under this prospectus supplement, with a maximum offering size, in the aggregate, of up to $7,311,180 to the Investor, at prices and on terms to be determined by market conditions at the time of offering.
We provide information to you about this offering of shares of our common stock in two separate documents that are bound together: (1) this prospectus supplement, which describes the specific details regarding this offering; and (2) the accompanying base prospectus, which provides general information, some of which may not apply to this offering. Generally, when we refer to this “prospectus,” we are referring to both documents combined. If information in this prospectus supplement is inconsistent with the accompanying base prospectus, you should rely on this prospectus. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date, for example, a document incorporated by reference in this prospectus, the statement in the document having the later date modifies or supersedes the earlier statement as our business, financial condition, results of operations and prospects may have changed since the earlier dates.
You should rely only on the information contained in, or incorporated by reference into, this prospectus and in any free writing prospectus that we may authorize for use in connection with this offering. We have not, and the Investor has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Investor is not, making an offer to sell or soliciting an offer to buy our securities in any jurisdiction where an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus, the documents incorporated by reference into this prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference into this prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation by Reference.”
We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.
We may also authorize one or more “free writing prospectuses” (i.e., written communications concerning the offering that are not part of this prospectus supplement) that may contain certain material information relating to this offering. Before you invest in the common stock offered under this prospectus supplement, you should carefully read both this prospectus supplement and the accompanying prospectus together with additional information under the heading “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”
References in this prospectus supplement and the accompanying prospectus to the terms “we,” “us,” “our” “Comstock” or “the Company” or other similar terms mean Comstock Mining Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at, and obtain a copy of any such document by mail from, the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room and its charges.
We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does, and any prospectus supplement will, not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the Commission. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the Commission’s web site described above and can be read and copied at the locations described above.

Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the Commission. We maintain a web site at http://www.comstock.inc. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We have filed the following documents with the Commission pursuant to the Exchange Act and hereby incorporate them by reference in the registration statement:

We incorporate by reference the documents listed below and any future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 28, 2022 (the “2021 Form 10-K”); and

(b) The description of our Common Stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”).

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, documents or portions thereof containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus.

We make available copies of the documents incorporated by reference in this prospectus to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to:
Comstock Mining Inc.
P.O. Box 1118
Virginia City, Nevada 89440
Attention: Investor Relations
Telephone: (775) 847-5272

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS
The information appearing under “Cautionary Notice Regarding Forward-Looking Statements” in the 2021 Form 10-K is hereby incorporated by reference.
PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors” and the financial statements and other information included or incorporated by reference in this prospectus.
The Company

The Company innovates technologies that contribute to global decarbonization and circularity by efficiently converting massive supplies of under-utilized natural resources into renewable fuels and electrification products that contribute to balancing global uses and emissions of carbon. We intend to use our technologies to achieve exponential growth and extraordinary financial, natural and social returns by:

-	building, owning, and operating a fleet of advanced carbon neutral extraction and refining facilities;

-	selling an array of complimentary process solutions and related services, and

-	licensing selected technologies to qualified strategic partners.

Our objective is to generate over $16 billion in revenue on an annualized basis by 2030, by responsibly producing and selling renewable energy products that enable us, our clients, and their downstream stakeholders to reduce greenhouse gas emissions by at least 100 million metric tons per year. Meeting that objective would offset the equivalent of more than 234 million barrels per year of fossil fuel, or about 6% of the U.S. transportation burn.

Our technologies unlock vast quantities of historically wasted and unused feedstock supplies with enough short cycle carbon to offset many billions of metric tons of long cycle fossil fuel emissions worldwide. Most of that potential is provided by our Cellulosic Fuels technologies, which efficiently convert wasted, unused, widely-available and rapidly-replenishable woody biomass into intermediates and precursors for the production of carbon neutral oil, ethanol, gasoline, renewable diesel, jet fuel, marine fuel, and other renewable replacements for long cycle fossil derivatives. Our full portfolio of patented, patent-pending and proprietary technologies includes many additional processes that complement and add to that potential.

We expect to use our technologies to meet our 2030 objectives with less than just 8% of the biomass residues produced annually in the U.S., however, we have structured our business to achieve and enable exponentially greater gains. We believe that the Earth’s natural carbon cycle provides the simplest, fastest, most scalable and most practical path for enabling systemic decarbonization and achieving a net zero carbon world. Our strategic plan is consequently based on innovating and using our technologies and renewable energy products to simultaneously:

-	reduce reliance on long cycle fossil fuels;

-	shift supply chains that terminate in combustion to short cycle renewable fuels; and

-	lead and support the adoption and growth of a highly profitable, balanced worldwide short cycle ecosystem that continuously offsets, recycles, and contributes to neutralizing global carbon emissions by rapidly growing and replenishing vast quantities of feedstock for renewable circular fuels

In that fashion, we plan to empower our clients, the industries in which they operate, and the populations they serve to Burn Less fossil fuels, to Burn Smarter with renewable fuels, to Burn Cleaner by recycling emissions into additional renewable fuels, and to thereby make disruptive contributions to global decarbonization and helping to achieve a net zero carbon world.

Recent Developments

The Company historically focused on natural resource exploration, development, and production, with an emphasis on mining gold and silver resources from its extensive contiguous property holdings in the historic Comstock and Silver City mining districts in Nevada (collectively, the “Comstock Mineral Estate”). Between 2012 and 2016, we mined and processed about 2.6 million tons of mineralized material from the Comstock Mineral Estate, producing 59,515 ounces of gold and 735,252 ounces of silver. We subsequently focused on mineral exploration and development activities in anticipation of continued production, while evaluating and exploiting opportunities for the monetization of selected assets, debt elimination, new investments, and diversification.

During 2020 and 2021, we completed a series of transactions that were designed to build on our competencies and reposition us to capitalize on the global transition to clean energy. Those transactions primarily included (i) our sale of Comstock Mining LLC, the owner of our Lucerne resource area in Storey County, Nevada, and related permits, (ii) our acquisitions of 100% of Comstock Innovations Corporation (F/K/A Plain Sight Innovations Corporation), 100% of Comstock Engineering Corporation (F/K/A Renewable Process Solutions, Inc.), 100% of MANA Corporation, and 90% of LINICO Corporation, (iii) our acquisition of the intellectual property portfolio from FLUX Photon Corporation, and (iv) our investments of 48.19% of Quantum Generative Materials LLC, 25.0% of Mercury Clean Up LLC, and 50.0% of MCU Philippines, Inc. These transactions added the management, employees, facilities, intellectual properties, and other assets needed to transform our company and business into an emerging leader in the innovation and sustainable production of renewable energy products, primarily by commercializing two new lines of business, cellulosic fuels and electrification metals.

Current Projects - Acquisitions and Investments

Acquisition of Comstock Innovations Corporation (F/K/A Plain Sight Innovations Corporation)

On September 7, 2021, we acquired 100% of the issued and outstanding equity and voting shares of Comstock Innovations Corporation (F/K/A Plain Sight Innovations Corporation) (“Comstock Innovations”), in exchange for 8,500,000 restricted shares of our common stock with a fair value of $14,952,806.

The PSI acquisition brings an array of patented, patent-pending and proprietary process technologies that were designed to convert low cost, ubiquitous woody biomass feedstocks into renewable fuels and other carbon neutral alternatives for fossil fuel derivatives. Comstock Innovations operates a commercial pilot cellulosic fuel facility that converts woody biomass into cellulosic ethanol and co-product precursors for renewable diesel and other carbon neutral alternatives to fossil fuels.

Acquisition of Assets from FLUX Photon Corporation

On September 7, 2021, we purchased all of the intellectual property assets of PSI’s affiliate, FLUX Photon Corporation (“FPC”), in exchange for performance-based cash payments equal to 20% of our future consolidated Net Cash Flow (as defined in the related Asset Purchase Agreement) up to $18,000,000. The acquired FPC intellectual property includes new approaches to carbon capture and utilization, atmospheric water harvesting, waste heat and energy recovery, industrial photosynthesis for mass scale decarbonization, and the sustainable production of very large agricultural outputs for fractional inputs. On December 10, 2021, the Asset Purchase Agreement was amended to provide for the payment by the Company of a $350,000 down payment against the purchase price, corresponding to a potential performance-based cash payment of $17,650,000 required under the Asset Purchase Agreement. The FPC intangible assets were valued at $9,771,750 at the acquisition date.

Acquisition of MANA Corporation

On July 23, 2021, we acquired 100% of the issued and outstanding equity and voting shares of MANA (“MANA”), an industrial hemp technology development, marketing, and management company, in exchange for 4,200,000 restricted shares of the our common stock with a fair value of $6,528,453. Industrial hemp is a natural resource with numerous known applications, including food, feed, fuel, and fiber, and an array of emerging applications in batteries, bioplastics, and other renewable alternatives to fossil fuel derived products. We expect MANA to provide a suite of complementary technology, marketing and other management services, with a focus on acquiring and using pre-existing and new feedstock and offtake arrangements.

Acquisition of Assets in LINICO Corporation

On February 15, 2021, the Company, Aqua Metals, Inc. (“AQMS”) and LINICO entered into the LINICO Stock Purchase Agreement. Judd Merrill, a member of the Company’s board of directors, is the chief financial officer of AQMS.

Pursuant to the LINICO Stock Purchase Agreement, we purchased 6,250 shares of LINICO Series A 8% Convertible Preferred Stock (“Series A Preferred”) for $6,250,000 and issued 3.0 million shares of our restricted common stock (“CMI Stock”) in payment of the purchase price. Upon issuance, the CMI Stock had a fair value of $6,750,000, of which $6,250,000 was allocated to the investment in shares of LINICO and $500,000 was allocated to the derivative asset related to LINICO on the condensed consolidated balance sheets. The Series A Preferred has a conversion price of $1.25 per share of LINICO common stock. Following the purchase of the Series A Preferred, we own 45.45% of LINICO fully diluted shares and 48.78% of voting shares. Our chief executive officer is a member of the LINICO board of directors.

Under the LINICO Stock Purchase Agreement, we also agreed to make $4,500,000 in cash payments to LINICO (“Cash Commitment”), payable in a series of installments between February 26, 2021 and December 31, 2021.

On December 30, 2021, the Company entered into an agreement to acquire 3,129,081 LINICO common shares from its former chief executive officer and director equating to 90% ownership. The former chief executive officer resigned from LINICO as a member of its board of directors and in all other capacities, effective as of such date. In connection with the acquisition of such LINICO shares, the Company issued 3,500,000 common shares of the Company (“Comstock Shares”) to the former chief executive officer. If and to the extent that the sale of the Comstock shares results in net proceeds greater than $7,258,162, then the former chief executive officer is required to pay all of such excess proceeds to the Company. If and to the extent that the sale of the Comstock Shares results in net proceeds less than $7,258,162, then the Company is required to pay cash to the former chief executive officer equal to such shortfall. The Company retained the right to purchase the Comstock Shares from the former chief executive officer for the purchase price of $7,258,162 less the amount of cash proceeds received by the former chief executive officer from any previous sale of the Comstock Shares by the former chief executive officer, at any time during or prior to his sale of the Comstock shares.

Acquisition of Renewable Process Solutions Inc.

On June 2021, the Company acquired 100% of the capital stock and voting shares of Renewable Process Solutions Inc. (“RPS”), an advanced process engineering and renewable technology development company, in exchange for 1,000,000 restricted shares of our common stock.

We identified RPS in discussions with our current and prospective investment companies, and acquired RPS to build our critical core competencies in advanced process engineering and renewable technology development necessary to facilitate our participation in the development and growth of these companies.

Investment in Quantum Generative Materials LLC

On June 24, 2021, Comstock invested in the equity of GenMat, a developer of quantum computing technologies with the goal of accelerating material science discovery and development and partnering in the commercialization of new quantum generated materials. GenMat is developing a proprietary quantum operating system to harnesses emerging quantum computing technologies and develop breakthrough new materials for use in our strategically aligned, high-impact fields of interest, including global mining, battery recycling, and carbon capture.

Investment in LP Biosciences LLC

On July 23, 2021, we executed a series of agreements with Lakeview Energy LLC (“Lakeview”) and its subsidiaries, including LP Nutrition LLC (“LPN”), pursuant to which we acquired 50% of the equity of Lakeview’s subsidiary, LPB, and agreed to provide the financing needed to retrofit LPB’s pre-existing industrial scale solvent extraction and valorization facility in Merrill, Iowa (“LPB Facility”), for the production of an array of wholesale products from up to 200,000 pounds per day of industrial hemp. The Company also purchased 500,000 Class A Units, representing 50% of the issued and outstanding voting equity of LP Biosciences LLC (“LPB”), from LPN, a subsidiary of Lakeview Energy LLC. In connection with the foregoing, the Company entered into a Note Purchase Agreement to purchase a secured note with a face value of $17,000,000 from LPB (the “LPB Note”) in exchange for a purchase price of $15,000,000 to fund the completion of the facility retrofit. The Company issued 3,500,000 restricted shares of its common stock with a fair value of $10,800,000, paid $1,076,258 in cash and agreed to pay an initial $1,500,000 in cash in connection with its foregoing equity purchase and financing commitments. The LPB Note was to mature on July 31, 2026, and the interest rate is 13.5% per annum. In connection with the LPB Note, LPB granted a leasehold security interest in the Facility to the Company, subject to a mortgage of approximately $4.6 million on the LPB Facility held by LPB’s landlord for the benefit of the landlord’s lender. The Company, LPN, and LPB simultaneously entered into a Partnership Interest Purchase Agreement and a Limited Liability Company Operating Agreement for LPB, pursuant to which, among other terms, LPB agreed to pay LPN the first $3,000,000 of cash proceeds received from the sale of the Company’s common stock, and a $5,000,000 preferred distribution at the same time and in the same proportion as principal prepayments on the LPB Note, with up to 20% of LPB’s after debt net cash flow commencing 20 days after LPB commences ordinary course operations.

The Company assigned its Class A Units in LPB to MANA upon completion of the LPB transaction. Subsequent to December 31, 2021, on February 28, 2022, the Company and LPN mutually agreed to terminate the LPB transaction documents. Upon termination, each of the parties were relieved of their respective rights, liabilities, expenses, and obligations. 3,500,000 restricted shares of the Company’s common stock were transferred back to the Company for cancellation upon receipt.

Transactions Involving Sale of Comstock Mining LLC

On January 24, 2019, the Company entered into a membership interest purchase agreement, as amended and restated on September 8, 2020, to sell its interests in Comstock Mining LLC, a wholly-owned subsidiary with sole net assets of the Lucerne properties and related permits (“Comstock Lucerne”), to Tonogold Resources, Inc. (“Tonogold”). The Convertible Preferred Stock ("CPS") became convertible into Tonogold common shares commencing May 22, 2020, at a rate equal to the lower of (1) $0.18 cents per share, or (2) 85% of the 20-day volume weighted average closing price of Tonogold common shares. Tonogold could redeem the CPS prior to conversion, at a redemption price 120% of the face value of the CPS.

On November 18, 2019, 50% of Comstock Lucerne was transferred to Tonogold. The remaining 50% was transferred on September 8, 2020.

On September 8, 2020, the remaining membership interests of Comstock Mining LLC were purchased by Tonogold.

There are two agreements between the Company and Tonogold associated with the September 2020 sale of the membership interests of Comstock Mining LLC: the Membership Interest Purchase Agreement, the Mineral Exploration and Mining Lease, and a Lease Option Agreement for our American Flat processing facility.

Under the two agreements, Tonogold is required to reimburse certain payments made by Comstock including but not limited to all costs associated with owning certain properties, and certain option, interest expense and lease payments.

Investment in Mercury Clean Up LLC

On June 21, 2019, as amended July 3, 2019, April 10, 2020 and December 4, 2020, the Company entered into a Mercury Remediation Pilot, Investment and Joint Venture Agreement (the “MCU Agreement”) with MCU. Pursuant to the MCU Agreement, the Company committed $2.0 million of capital contributions that was payable in cash of $1.15 million and shares of the Company's common stock of $0.85 million, in exchange for 15% of the fully-diluted membership interest of MCU and the first right to participate in 50% of the equity of any future joint ventures formed with MCU (the “Joint Ventures”).

Upon successful proof of technical and commercial viability, the Company has the rights to coordinate an additional $3.0 million in financing for the Joint Ventures, and MCU would then contribute the 25-ton-per-hour system, based on an agreed upon capital plan (equipment and working capital uses) and a time-specific project schedule, including the timing of the capital needs. Completing $2.0 million of such financing entitles the Company to an additional 10% of the fully-diluted membership interests of MCU.

Investment in MCU Philippines, Inc.

On April 10, 2020, the Company entered into a second amendment of the MCU Agreement, wherein MCU and the Company have identified an opportunity to remediate mercury in the Philippines, specifically in the province of Davao d' Oro (the “Philippine Opportunity”). In July 2020, MCU formed MCU-P to engage in the Philippine Opportunity. The Company’s chief executive officer is a director of MCU-P.

On December 4, 2020, the Company became fully entitled to 50% participation in the Joint Ventures and was issued 50% of the common stock of MCU-P.

Investment in Sierra Springs Opportunity Fund, Inc.

During 2019, the Company invested $335,000 into a qualified opportunity zone fund, Sierra Springs Opportunity Fund (“SSOF”) which owns Sierra Springs Enterprises, Inc. (“SSE”), a qualified opportunity zone business. We expect to own 9% of SSOF upon issuance by SSOF of all 75 million authorized shares to investors.

The Company’s executive chairman and chief executive officer co-founded SSOF and SSE, and serves as the chief executive officer of SSOF and as an executive of SSE along with a diverse team of qualified financial, capital markets, real estate and operational professionals that together govern, lead and manage SSOF and SSE. The $450,000 investment and 9,000,000 voting shares of our CEO and two of our directors represent 16.4% of total as converted SSOF common shares. The Company's executive chairman and chief executive officer has not received compensation of any kind from either SSOF or SSE.

Current Projects – Exploration and Development

We have consolidated the most significant portions of the historic Comstock mining district, amassed the single largest known repository of historical and current geological data on the Comstock region, secured permits, built an infrastructure and completed two phases of test production. Comstock and its subsidiaries own, control, or retain interest in all of these mineral properties. Our mineral estate consists of 9,358 acres located in Storey and Lyon Counties, Nevada, all at or just south of Virginia City, Nevada (referred to collectively herein as the “Comstock Mineral Estate”), including 2,396 acres of patented claims and surface parcels, approximately 6,962 acres of unpatented claims administered by the BLM, five mineral leases, one joint venture (providing exclusive rights to exploration, development, mining and production), royalty interests, and fee ownership of real property, including 126 patented and 392 unpatented mineral lode claims, as well as 39 unpatented placer claims.

Because of the Comstock Mineral Estate’s historical significance, the geology is well known and has been extensively studied. We have expanded our understanding of the geology through vigorous surface mapping and drill hole logging. The volume of geologic data is immense, particularly in the Lucerne and Dayton resource areas. We have accumulated a large library of historical data and detailed surface mapping of Comstock Mineral Estate properties and continue to obtain historical information from public and private sources. We integrate this data with information obtained from our mining operations to target prospective geological exploration areas and plan exploratory drilling programs, including expanded surface and underground drilling.

We have completed extensive geological mapping, sampling and drilling on a limited portion of the Comstock Mineral Estate property, particularly the Lucerne and Dayton resource areas, in order to characterize the mineralized material. We have performed metallurgical testing, mine planning and economic analysis, and have produced internal reports of our mineralized material inventory. We conducted extensive test mining operations from 2004 through 2006 and 2012 through 2016. However, we have not established reserves that meet the requirements of SEC Regulation S-K Subpart 1300 ("S-K 1300"). Therefore, we are an exploration stage issuer and our Comstock Mineral Estate properties are all exploration stage properties.

    We have identified many exploration targets in the Comstock Mineral Estate and, to date, have focused on subsets of our mineral estate, including the Dayton-Spring Valley, Lucerne, Occidental, and Gold Hill resource areas and exploration targets (collectively, our “Exploration Targets”). We own or control 100% of the Dayton-Spring Valley Exploration Target and have developed updated exploration plans for these targets and are completing a third-party, S-K 1300 technical report. Tonogold is in the final stages of completing a third-party, S-K 1300 technical report.

Outlook

The acquisitions and business integrations during 2021 established the Company’s new renewable energy platform for growth. We will innovate and commercialize technologies that contribute to global decarbonization by efficiently converting under-utilized natural resources into renewable fuels and electrification products that shift supply chains away from fossil fuels. We will also lead and support the adoption and growth of a balanced net zero ecosystem based on the feedstocks unlocked by our technologies, with powerful embedded economic incentives for our clients, their industries, and the populations they serve to decarbonize.

We will rapidly achieve exponential growth and extraordinary financial, natural, and social gains by building, owning, and operating a fleet of advanced carbon neutral extraction and refining facilities, by selling an array of complimentary process solutions and related services, and by licensing selected technologies to qualified strategic partners

Our goal is to generate over $16 billion in revenue on an annualized basis by 2030, by producing and selling renewable energy products that enable us, our clients, and their downstream stakeholders to reduce greenhouse gas emissions by at least 100 million metric tons per year. Meeting that objective would offset more than 234 million barrels per year of fossil fuel, or about 6% of the U.S. transportation burn, and require an estimated 8% of the existing biomass residues produced annually in the U.S.

Such scales are achievable by leveraging existing external fuel infrastructure.

Our expanded team has extensive experience in the renewable fuels industry, having designed and built several dozen renewable fuel production facilities in the U.S.

We have already made remarkable progress. We are currently building commercial pilot scale cellulosic fuels and LIB facilities, and we are preparing to commence operations at our full-scale LIB recycling facility later this year. We have also made significant strides in developing and establishing our new facilities and forging new revenue and licensing streams that we will soon share.

We have also made meaningful progress and will complete the monetization of our non-strategic assets, as quickly as possible, while funding our new businesses and limiting our outlook and focus to the objectives above.

Corporate Information

The Company’s executive offices are located at 117 American Flat Road, Virginia City, Nevada 89440 and its telephone number is (775) 847-5272. The Company’s mailing address is P.O. Box 1118, Virginia City, Nevada 89440. The Company’s website address is www.comstock.inc. The Company’s website and the information contained on, or that can be accessed through, the website are not part of this prospectus.

THE OFFERING

Common stock to be offered by us ..................................	Shares of common stock, $0.000666 par value, per share, with an aggregate offering price of $7,311,180.

Manner of offering....................................…………….	“At-the-market” offering that may be made from time to time. See “Plan of Distribution” on page S-13.

Use of Proceeds .……………………………………...	We will use the net proceeds from this offering for strategic investments, capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors …………………………………………….	You should carefully read and consider the information set forth in “Risk Factors” beginning on the next page of this prospectus before investing in our common stock.

NYSE American LLC symbol………………………….	LODE

RISK FACTORS
Investing in our common stock involves significant risk. Prior to making a decision about investing in our common stock, you should carefully consider the specific risk factors included below, as well as the risk factors discussed under the heading “Risk Factors” in the 2021 Form 10-K, each of which are incorporated by reference in this prospectus supplement and the accompanying prospectus and may be amended, supplemented or superseded from time to time by other reports we file with the Commission in the future. The risks and uncertainties we have described are not the only ones we may face. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also affect our operations. If any of these risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock decline, and you could lose all or a part of your investment.
Risks Relating to the Company’s Common Stock and this Offering

The Company may issue additional common stock or other equity securities in the future that could dilute the ownership interest of existing shareholders.
    The Company is currently authorized to issue 158,000,000 shares of common stock, of which 67,707,832 were issued and outstanding as of March 28, 2022, respectively, and 50,000,000 shares of preferred stock, of which no Preferred Shares are issued or outstanding as of March 28, 2022. To maintain its capital at desired levels or to fund future growth, the Board may decide from time to time to issue additional shares of common stock, or securities convertible into, exchangeable for or representing rights to acquire shares of common stock. The sale of these securities may significantly dilute stockholders’ ownership interest and the market price of the common stock. New investors in other equity securities issued by the Company in the future may also have rights, preferences and privileges senior to the Company’s current stockholders that may adversely impact its current stockholders.
You may experience immediate and substantial dilution in the net tangible book value per share of the common stock you purchase.
    If the price per share of our common stock is offered at price that is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. The net tangible book value of our common stock on December 31, 2021, was approximately $1.03 per share. Purchasing our common stock at a purchase price in excess of the net tangible book value per share, will result in you suffering an immediate and substantial dilution. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.
If we are unable to maintain the listing standards of the NYSE American LLC, our common stock may be delisted, which may have a material adverse effect on the liquidity and value of our common stock.
    Our common stock is traded on the NYSE American LLC. To maintain our listing on the NYSE American LLC, we must meet certain financial and liquidity criteria. The market price of our common stock has been and may continue to be subject to significant fluctuation as a result of periodic variations in our revenues and results of operations. If we fail to meet any of the NYSE American LLC’s listing standards, we may be delisted. In the event of delisting, trading of our common stock would most likely be conducted in the over the counter market on an electronic bulletin board established for unlisted securities, which could have a material adverse effect on the market liquidity and value of our common stock.
We will have broad discretion in how we use the proceeds, and we may use the proceeds in ways in which you and other stockholders may disagree.

    We intend to use the net proceeds from this offering for strategic development programs, working capital and other general corporate purposes. See the section entitled “Use of Proceeds.” Our management will have broad discretion in the application of the proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.
The price of our common stock has and may continue to fluctuate significantly, which could negatively affect the Company and holders of our common stock.

The market price of our common shares is subject to volatility, has fluctuated, and may continue to fluctuate significantly due to, among other things, changes in market sentiment regarding our operations, financial results or business prospects, the mining, metals, recycling or environmental remediation industries generally, coordinated trading activities, large derivative positions or the macroeconomic outlook. The price of our common stock has been, and may continue to be, highly volatile in response to our recent transactions. Certain events or changes in the market or our industries generally are beyond our control. In addition to the other risk factors contained or incorporated by reference herein, factors that could impact our trading price include:
• our actual or anticipated operating and financial results, including how those results vary from the expectations of management, securities analysts and investors;
• changes in financial estimates or publication of research reports and recommendations by financial analysts or actions taken by rating agencies with respect to us or other industry participants;
• failure to declare dividends on our common stock from time to time;
• reports in the press or investment community relating to our reputation or the financial services industry;
• developments in our business or operations or our industry sectors generally;
• any future offerings by us of our common stock;
• any coordinated trading activities or large derivative positions in our common stock, for example, a short squeeze, which occurs when a number of investors take a short position in a stock and have to buy the borrowed securities to close out the position at a time that other short sellers of the same security also want to close out their positions, resulting in surges stock prices when demand is greater than supply;
• legislative or regulatory changes affecting our industry generally or our business and operations specifically;
• the operating and stock price performance of companies that investors consider to be comparable to us;
• announcements of strategic developments, acquisitions, restructurings, dispositions, financings and other material events by us or our competitors;
• expectations of (or actual) equity dilution, including the actual or expected dilution to various financial measures, including earnings per share, that may be caused by this offering;
• actions by our current shareholders, including future sales of common shares by existing shareholders, including our directors and executive officers;
• proposed or final regulatory changes or developments;
• anticipated or pending regulatory investigations, proceedings, or litigation that may involve or affect us; and

• other changes in U.S. or global financial markets, global economies and general market conditions, such as interest or foreign exchange rates, stock, commodity prices, credit or asset valuations or volatility.

USE OF PROCEEDS
We estimate that the net proceeds we will receive from this offering will not exceed a maximum of $7,311,180. We estimate the total expenses of this offering, excluding the discount to the Investor, will be $215,000
We will use the net proceeds from this offering for strategic investments, working capital and other general corporate purposes.
Pending the application of the net proceeds as described above, we may invest the net proceeds from this offering in short-term, investment grade, interest-bearing securities.
DILUTION
Investors in shares of our common stock offered in this offering will experience an immediate dilution in the net tangible book value of their common stock from the public offering price of the common stock. The net tangible book value of our common stock as of December 31, 2021, was approximately $69.8 million, or approximately $1.03 per share of common stock. Net tangible book value per share of our common stock is calculated by subtracting our total liabilities from our total tangible assets (which is equal to total assets less intangible assets) and dividing this amount by the number of shares of common stock outstanding as of such date.
Dilution per share represents the difference between the public offering price per share of our common stock and the adjusted net tangible book value per share of our common stock included in this offering after giving effect to this offering. Any sale of our common stock in this offering at a price per share greater than the net tangible book value per share will result in (after giving effect to such sale and deducting discounts, commissions estimated offering expenses payable by us) an increase in our as adjusted net tangible book value per share of common stock with respect to our existing stockholders and an immediate and substantial dilution in net tangible book value per share of common stock to new investors purchasing shares in this offering.
PLAN OF DISTRIBUTION
We have entered into an equity purchase agreement with Leviston Resources LLC (including any designees thereof, the “Investor”), under which we may offer and sell shares of our common stock through this prospectus having an aggregate gross sales price of up to $7,311,180. Upon delivery of a put notice and subject to the terms and conditions of the equity purchase agreement, we will sell such shares of common stock to the Investor at a purchase price equal to the volume weighted average sales price of our common stock on the day of the delivery of a put notice multiplied by 90.0%. Accordingly, we estimate that the total gross proceeds from this offering will be approximately $7,311,180.

The number of shares that may be sold pursuant to any put notice cannot exceed 500% of the average of the three lowest trading day’s volume the common stock for the ten-trading-day-period (including the date of a put notice). Put notices can be rejected in whole or part if the closing market price of the common stock decreases by more than 6% on the first trading day following the delivery of a put notice. Investor will not be obligated to purchase shares if the trading volume of the common stock on the trading day immediately following a put notice is less than 40,000 shares. Shares sold in any calendar month are not permitted to exceed $750,000. The Company cannot generally submit more than one put notice in any five-trading-day-period.

We estimate the total expenses of this offering, excluding the discount to the Investor, will be approximately $215,000. In consideration of the Investor’s agreement to enter the equity purchase agreement, we agreed to deliver additional shares of our common stock with value of $300,000 to the Investor, for no additional consideration, on the first settlement date with respect to a put notice delivered by the Company. We also agreed to provide “most favored nation” status to the Investor with respect to other equity offerings conducted within five trading days of a sale under the equity purchase agreement. We have agreed to include a portion of such shares on any registration statement filed by us during the term of the equity purchase agreement. We have also agreed to provide indemnification and contribution with respect to certain liabilities, including liabilities under the Securities Act.

The Investor may be an “underwriter” within the meaning of the Securities Act and any broker-dealers or agents that are involved in selling the shares may also be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the Investor may be an “underwriter” within the meaning of the Securities Act, the Investor will be subject to the prospectus delivery requirements of the Securities Act. This prospectus may be made available and distributed to investors in electronic format.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Investor will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the Investor.

Although the Investor has agreed not to enter into any “short sales” of our common stock, sales after delivery of a put notice of a number of shares reasonably expected to be purchased under a put notice shall not be deemed a “short sale.” Accordingly, the Investor may enter into arrangements it deems appropriate with respect to sales of shares of our common stock after it receives a put notice under the equity purchase agreement so long as such sales or arrangements do not involve more than the number of put shares reasonably expected to be purchased by the Investor under such put notice.

Settlement for sales of common stock will occur six business days following the date on which we deliver a put notice to the Investor in connection with a particular transaction, in return for payment of the net proceeds to us. Sales of our common stock as contemplated in this prospectus will be settled through the facilities of The Depository Trust Company or by such other means as we and the Investor may agree upon. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The offering of our common stock pursuant to the equity purchase agreement will terminate upon termination of the equity purchase agreement as permitted therein.

Any portion of the $7,311,180 included in this prospectus supplement that is not previously sold or included in a put notice pursuant to the equity purchase agreement is available for sale in other offerings pursuant to the base prospectus.

The Investor and its affiliates may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees.

Listing and Transfer Agent
Our common stock is listed on the NYSE American under the symbol “LODE.” We have submitted an application to the NYSE American to list the shares of common stock offered hereby. The transfer agent and registrar for our common stock is Equiniti, located at 1110 Centre Pointe Curve, Suite 101, Mendota Heights, MN 55120-4100. Its telephone number is (303) 282-4800.
LEGAL MATTERS
The validity of the issuance of the securities offered in this offering and certain other legal matters has been passed upon for us by McDonald Carano LLP, Reno, Nevada.

EXPERTS
The consolidated financial statements for the fiscal year ended December 31, 2020 and December 31, 2021, incorporated in this Prospectus by reference from the 2021 Form 10-K have been audited by Assure CPA, LLC, an independent registered public accounting firm, as stated in its report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon its authority as an expert in accounting and auditing.

No expert or counsel named in this prospectus as having prepared or certified any part thereof or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of our Common Stock was employed on a contingency basis or had or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in us. Additionally, no such expert or counsel was connected with us as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

PROSPECTUS

$50,000,000
Common Stock
Preferred Stock
Debt Securities
Rights
Units
Warrants

From time to time, we may offer up to an aggregate of $50,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer shares of our $0.000666 par value, per share common stock (“Common Stock”) or preferred stock upon conversion of debt securities, Common Stock upon conversion of preferred stock, or Common Stock, preferred stock or debt securities upon the exercise of warrants. We will provide the specific terms of these offerings and securities in one or more supplements to this prospectus. We may also authorize the provision to you of one or more free writing prospectuses in connection with these offerings. The prospectus supplement and any related free writing prospectus may also add, update or change information we include in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as any documents we incorporate by reference, before buying any of the securities being offered.

You should read this prospectus and any applicable prospectus supplement, as well as the documents incorporated by reference or deemed incorporated by reference into this prospectus and any prospectus supplement, carefully before you invest in our shares.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

Our common stock is listed on the NYSE AMERICAN LLC under the symbol "LODE." The last reported price of our common stock on the NYSE AMERICAN LLC on March 25, 2022 was $1.80 per share. The aggregate market value of our outstanding voting common stock held by non-affiliates, based upon a closing sale price of our common stock on March 25, 2022 was $102,955,594.

Investing in our securities involves risks that are referenced in the “Risk Factors” section, at page 4, of this prospectus and are set forth in our periodic reports filed with the Securities and Exchange Commission.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
____________________
The date of this prospectus is March 28, 2022

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the Commission, utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, offer and sell securities pursuant to this prospectus. This prospectus provides you with a general description of the securities we may offer.
Each time we offer and sell our securities, we will provide a prospectus supplement that will contain specific information about the terms of the specific securities being offered and which may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you must rely on the information in the prospectus supplement. You should read carefully both this prospectus and any prospectus supplement, together with additional information described below under “Where You Can Find More Information” before you invest in our securities.

You should rely only on the information contained or incorporated by reference in this prospectus, any prospectus supplement or any free writing prospectus related to the applicable securities that is prepared by us or on our behalf or that is otherwise authorized by us. We have not authorized any other person to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information that we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference. Our business, financial condition, results of operation and prospects may have changed since those dates.

We will not use this prospectus to offer and sell securities unless it is accompanied by a prospectus supplement that more fully describes the securities being offered and the terms of the offering.
This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”
In this prospectus, unless otherwise specified or the context otherwise requires, “Comstock,” “we,” “us” and “our,” “our Company” or the “Company” refer to Comstock Mining Inc. and its consolidated subsidiaries. In addition, unless the context requires otherwise, reference to the “Board” refers to the Board of Directors of Comstock Mining Inc.

WHERE YOU CAN FIND MORE INFORMATION
We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our filings are available to the public over the Internet at the Commission’s web site at http://www.sec.gov. You may also read and copy any document we file with the Commission at, and obtain a copy of any such document by mail from, the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room and its charges.
We have filed with the Commission a registration statement on Form S-3 under the Securities Act with respect to our securities described in this prospectus. References to the “registration statement” or the “registration statement of which this prospectus is a part” mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does, and any prospectus supplement will, not contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the Commission. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the Commission’s web site described above and can be read and copied at the locations described above.
Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.
We make available, free of charge, on or through our web site, copies of our proxy statements, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file them with or furnish them to the Commission. We maintain a web site at http://www.comstock.inc. The information contained on our web site is not part of this prospectus, any prospectus supplement or the registration statement.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
We have filed the following documents with the Commission pursuant to the Exchange Act and hereby incorporate them by reference in the registration statement:

We incorporate by reference the documents listed below and any future documents that we file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement:

(a) Our annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 28, 2022 (the “2021 Form 10-K”); and

(b) The description of our Common Stock contained in our Form 8-A (File No. 001-35200), filed with the Commission under Section 12 of the Exchange Act on June 8, 2011 (the “Form 8-A”).

All documents subsequently filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

Notwithstanding the foregoing, documents or portions thereof containing information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, are not incorporated by reference in this prospectus.

We make available copies of the documents incorporated by reference in this prospectus to each person, including any beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. Such requests should be directed to:
Comstock Mining Inc.
P.O. Box 1118
Virginia City, Nevada 89440
Attention: Investor Relations
Telephone: (775) 847-5272

SUMMARY
This summary highlights information contained elsewhere or incorporated by reference in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere or incorporated by reference in this prospectus, including financial statements and the related notes. You should carefully consider, among other things, the matters discussed under “Risks Factors” in the 2021 Form 10-K, the Form 10-Qs and in other documents that we subsequently file with the Commission that are incorporated by reference herein.

The Company innovates technologies that contribute to global decarbonization and circularity by efficiently converting supplies of unused and under-utilized natural resources into renewable fuels and electrification products that contribute to decarbonization. The Company intends to achieve growth and financial, natural, and social gains by building, owning, and operating a fleet of advanced carbon neutral extraction and refining facilities, by selling an array of complimentary process solutions and related services, and by licensing selected technologies to qualified strategic partners.

Corporate Information

The Company’s executive offices are located at 117 American Flat Road, Virginia City, Nevada 89440 and its telephone number is (775) 847-5272. The Company’s mailing address is P.O. Box 1118, Virginia City, Nevada 89440. The Company’s website address is www.comstock.inc. The Company’s website and the information contained on, or that can be accessed through, the website are not part of this prospectus.

FORWARD LOOKING STATEMENTS
The information appearing under “Cautionary Notice Regarding Forward Looking Statements” in the 2021 Form 10-K, is hereby incorporated by reference.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to the 2021 Form 10-K or periodic reports we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS
Except as may be described otherwise in any applicable prospectus supplement or free writing prospectus, we will use the net proceeds from the sale by us of the securities under this prospectus for general corporate purposes, which may include, among other things, funding acquisitions, capital expenditures and other general corporate purposes.
DESCRIPTION OF COMMON STOCK
The information appearing under “Item 1. Description of Registrant’s Securities to be Registered” in the Form 8-A, is hereby incorporated by reference. The Company currently has 67,707,832 shares of Common Stock issued and outstanding.

DESCRIPTION OF PREFERRED STOCK
Pursuant to our articles of incorporation, the Board has the authority, without further action by the stockholders (unless such stockholder action is required by applicable law or NYSE AMERICAN rules), to designate and issue up to 50,000,000 shares of preferred stock in one or more series or classes, to establish from time to time the number of shares to be included in each such series or classes, and to fix the rights, privileges and preferences of such series or classes. The Company currently has no issued and outstanding shares of preferred stock.
The Board will fix the rights, privileges and preferences of the preferred stock of each series or class, as well as the qualifications, limitations or restrictions thereon, in the certificate of designation relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of any certificate of designation that describes the terms of the series of preferred stock we are offering before the issuance of that series of preferred stock. This description will include:

•	the number of shares we are offering;
•	the liquidation preference per share;
•	the purchase price;
•	the dividend rate, period and payment date and method of calculation for dividends;
•	whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends will accumulate;
•	the procedures for any auction and remarketing, if any;
•	the provisions for a sinking fund, if any;
•	the provisions for redemption or repurchase, if applicable, and any restrictions on our ability to exercise those redemption and repurchase rights;
•	any listing of the preferred stock on any securities exchange or market;
•	whether the preferred stock will be convertible into our Common Stock, and, if applicable, the conversion price, or how it will be calculated, and the conversion period;
•	whether the preferred stock will be exchangeable into debt securities, and, if applicable, the exchange price, or how it will be calculated, and the exchange period;
•	voting rights, if any, of the preferred stock;
•	preemptive rights, if any;
•	restrictions on transfer, sale or other assignment, if any;
•	whether interests in the preferred stock will be represented by depositary shares;
•	a discussion of any material United States federal income tax considerations applicable to the preferred stock;
•	the relative ranking and preferences of the preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs;
•	any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock as to dividend rights and rights if we liquidate, dissolve or wind up our affairs; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the preferred stock.

The Board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Common Stock. Preferred stock could be issued quickly with terms designed to delay or prevent a change in control of our company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our Common Stock.

DESCRIPTION OF DEBT SECURITIES
We may issue debt securities, in one or more series, as either senior or subordinated debt or as senior or subordinated convertible debt. Pursuant to the terms of our outstanding indebtedness and a Stockholders Agreement with our largest shareholder, we are prohibited from issuing debt without the prior written consent. While the terms we have summarized below will apply generally to any debt securities that we may offer under this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. The terms of any debt securities offered under a prospectus supplement may differ from the terms described below. Unless the context requires otherwise, whenever we refer to the indentures, we also are referring to any supplemental indentures that specify the terms of a particular series of debt securities.

We will issue the senior debt securities under the senior indenture that we will enter into with the trustee named in the senior indenture. We will issue the subordinated debt securities under the subordinated indenture that we will enter into with the trustee named in the subordinated indenture. Generally, the indentures will be qualified under the Trust Indenture Act of 1939. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable. We will file forms of indentures to the registration statement of which this prospectus is a part, and supplemental indentures and forms of debt securities containing the terms of the debt securities being offered will be filed as exhibits to the registration statement of which this prospectus is a part or will be incorporated by reference from reports that we file with the Commission.

The following summaries of material provisions of the senior debt securities, the subordinated debt securities and the indentures are subject to, and qualified in their entirety by reference to, all of the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements and any related free writing prospectuses related to the debt securities that we may offer under this prospectus, as well as the complete indentures that will contain the terms of the debt securities. Except as we may otherwise indicate, the terms of the senior indenture and the subordinated indenture are identical.

General

We will describe in the applicable prospectus supplement the terms of the series of debt securities being offered, including:

•	the title;
•	whether or not such debt securities are guaranteed by our subsidiaries or other entities;
•	the principal amount being offered, and if a series, the total amount authorized and the total amount outstanding;
•	any limit on the amount that may be issued;
•	whether or not we will issue the series of debt securities in global form, the terms and who the depositary will be;
•	the maturity date;
•	whether and under what circumstances, if any, we will pay additional amounts on any debt securities held by a person who is not a United States person for tax purposes, and whether we can redeem the debt securities if we have to pay such additional amounts;
•	the annual interest rate, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable and the regular record dates for interest payment dates or the method for determining such dates;
•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;
•	the terms of the subordination of any series of subordinated debt;
•	the place where payments will be payable;
•	restrictions on transfer, sale or other assignment, if any;
•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;
•	the date, if any, after which, and the price at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;
•	the date, if any, on which, and the price at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;
•	whether the indenture will restrict our ability and/or the ability of our subsidiaries to:
◦	incur additional indebtedness;

◦	issue additional securities;
◦	create liens;
◦	pay dividends and make distributions in respect of our capital stock and the capital stock of our subsidiaries;
◦	redeem capital stock;
◦	place restrictions on our subsidiaries’ ability to pay dividends, make distributions or transfer assets;
◦	make investments or other restricted payments;
◦	sell or otherwise dispose of assets;
◦	enter into sale-leaseback transactions;
◦	engage in transactions with stockholders and affiliates;
◦	issue or sell stock of our subsidiaries; or
◦	effect a consolidation or merger;
•	whether the indenture will require us to maintain any interest coverage, fixed charge, cash flow-based, asset-based or other financial ratios;
•	a discussion of any material United States federal income tax considerations applicable to the debt securities;
•	information describing any book-entry features;
•	provisions for a sinking fund purchase or other analogous fund, if any;
•	the applicability of the provisions in the indenture on discharge;
•	whether the debt securities are to be offered at a price such that they will be deemed to be offered at an “original issue discount” as defined in paragraph (a) of Section 1273 of the Internal Revenue Code;
•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;
•	the currency of payment of debt securities if other than U.S. dollars and the manner of determining the equivalent amount in U.S. dollars; and
•	any other specific terms, preferences, rights or limitations of, or restrictions on, the debt securities, including any additional events of default or covenants provided with respect to the debt securities, and any terms that may be required by us or advisable under applicable laws or regulations.

Conversion or Exchange Rights
We will set forth in the prospectus supplement the terms on which a series of debt securities may be convertible into or exchangeable for our Common Stock or our other securities. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of shares of our Common Stock or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger or Sale
Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the indentures will not contain any covenant that restricts our ability to merge or consolidate, or sell, convey, transfer or otherwise dispose of all or substantially all of our assets. However, any successor to or acquirer of such assets must assume all of our obligations under the indentures or the debt securities, as appropriate. If the debt securities are convertible into or exchangeable for our other securities or securities of other entities, the person with whom we consolidate or merge or to whom we sell all of our property must make provisions for the conversion of the debt securities into securities that the holders of the debt securities would have received if they had converted the debt securities before the consolidation, merger or sale.

Events of Default Under the Indenture
Unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•	if we fail to pay interest when due and payable and our failure continues for 90 days and the time for payment has not been extended or deferred;
•	if we fail to pay the principal, premium or sinking fund payment, if any, when due and payable and the time for payment has not been extended or delayed;
•	if we fail to observe or perform any other covenant contained in the debt securities or the indentures, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and
•	if specified events of bankruptcy, insolvency or reorganization occur.

If an event of default with respect to debt securities of any series occurs and is continuing, other than an event of default specified in the last bullet point above, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series, by notice to us in writing, and to the debenture trustee if notice is given by such holders, may declare the unpaid principal of, premium, if any, and accrued interest, if any, due and payable immediately. If an event of default specified in the last bullet point above occurs with respect to us, the principal amount of and accrued interest, if any, of each issue of debt securities then outstanding shall be due and payable without any notice or other action on the part of the debenture trustee or any holder.
The holders of a majority in principal amount of the outstanding debt securities of an affected series may waive any default or event of default with respect to the series and its consequences, except defaults or events of default regarding payment of principal, premium, if any, or interest, unless we have cured the default or event of default in accordance with the indenture. Any waiver shall cure the default or event of default.
Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and
•	subject to its duties under the Trust Indenture Act of 1939, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.
A holder of the debt securities of any series will have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies only if:

•	the holder has given written notice to the debenture trustee of a continuing event of default with respect to that series;
•	the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and
•	the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series other conflicting directions within 90 days after the notice, request and offer.
These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.
We will periodically file statements with the debenture trustee regarding our compliance with specified covenants in the indentures.

Modification of Indenture; Waiver

We and the debenture trustee may change an indenture without the consent of any holders with respect to specific matters to:

•	fix any ambiguity, defect or inconsistency in the indenture;
•	comply with provisions described above under “Description of Debt Securities - Consolidation, Merge or Sale;”
•	comply with any requirements of the Commission in connection with the qualification of any indenture under the Trust Indenture Act of 1939;
•	provide for the issuance of and establish the form and terms and conditions of the debt securities of any series as provided under “Description of Debt Securities - General” to establish the form of any certifications required;
•	be furnished pursuant to the terms of the indenture or any series of debt securities, or to add to the rights of the holders of any series of debt securities;
•	evidence and provide for the acceptance of appointment hereunder by a successor trustee;
•	provide for uncertificated debt securities in addition to or in place of certificated debt securities and to make all appropriate changes for such purpose;
•	add to our covenants such new covenants, restrictions, conditions or provisions for the protection of the holders, and to make the occurrence, or the occurrence and the continuance, of a default in any such additional covenants, restrictions, conditions or provisions an event of default; or
•	change anything that does not materially adversely affect the interests of any holder of debt securities of any series.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series that is affected. However, unless we provide otherwise in the prospectus supplement applicable to a particular series of debt securities, we and the debenture trustee may make the following changes only with the consent of each holder of any outstanding debt securities affected:

•	extending the fixed maturity of the series of debt securities;
•	reducing the principal amount, reducing the rate of or extending the time of payment of interest, or reducing any premium payable upon the redemption of any debt securities; or
•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment, supplement, modification or waiver.

Discharge
Each indenture provides that we can elect to be discharged from our obligations with respect to one or more series of debt securities, except for specified obligations, including obligations to:

•	register the transfer or exchange of debt securities of the series;
•	replace stolen, lost or mutilated debt securities of the series;
•	maintain paying agencies;
•	hold monies for payment in trust;
•	recover excess money held by the debenture trustee;
•	compensate and indemnify the debenture trustee; and
•	appoint any successor trustee.

In order to exercise our rights to be discharged, we must deposit with the debenture trustee money or government obligations sufficient to pay all the principal of, any premium, if any, and interest on, the debt securities of the series on the dates payments are due.

Form, Exchange and Transfer

We will issue the debt securities of each series only in fully registered form without coupons and, unless we provide otherwise in the applicable prospectus supplement, in denominations of $1,000 and any integral multiple thereof. The indentures provide that we may issue debt securities of a series in temporary or permanent global form and as book-entry securities that will be deposited with, or on behalf of, The Depository Trust Company or another depositary named by us and identified in a prospectus supplement with respect to that series. See “Legal Ownership of Securities” for a further description of the terms relating to any book-entry securities.
At the option of the holder, subject to the terms of the indentures and the limitations applicable to global securities described in the applicable prospectus supplement, the holder of the debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and of like tenor and aggregate principal amount.
Subject to the terms of the indentures and the limitations applicable to global securities set forth in the applicable prospectus supplement, holders of the debt securities may present the debt securities for exchange or for registration of transfer, duly endorsed or with the form of transfer endorsed thereon duly executed if so required by us or the security registrar, at the office of the security registrar or at the office of any transfer agent designated by us for this purpose. Unless otherwise provided in the debt securities that the holder presents for transfer or exchange, we will impose no service charge for any registration of transfer or exchange, but we may require payment of any taxes or other governmental charges.
We will name in the applicable prospectus supplement the security registrar, and any transfer agent in addition to the security registrar, that we initially designate for any debt securities. We may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.
If we elect to redeem the debt securities of any series, we will not be required to:

•	issue, register the transfer of, or exchange any debt securities of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of any debt securities that may be selected for redemption and ending at the close of business on the day of the mailing; or
•	register the transfer of or exchange any debt securities so selected for redemption, in whole or in part, except the unredeemed portion of any debt securities we are redeeming in part.

Information Concerning the Debenture Trustee
The debenture trustee, other than during the occurrence and continuance of an event of default under an indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses and liabilities that it might incur.

Payment and Paying Agents
Unless we otherwise indicate in the applicable prospectus supplement, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.
We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, we will make interest payments by check that we will mail to the holder or by wire transfer to certain holders. Unless we otherwise indicate in the applicable prospectus supplement, we will designate the corporate trust office of the debenture trustee in the City of New York as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.
All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities that remains unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to us, and the holder of the debt security thereafter may look only to us for payment thereof.

Governing Law
The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act of 1939 is applicable.

Subordination of Subordinated Debt Securities
The subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The subordinated indenture does not limit the amount of subordinated debt securities that we may issue, nor does it limit us from issuing any other secured or unsecured debt.

DESCRIPTION OF RIGHTS
General

We may issue rights to our stockholders to purchase shares of our Common Stock, preferred stock or the other securities described in this prospectus. We may offer rights separately or together with one or more additional rights, debt securities, preferred stock, Common Stock, warrants or any combination of those securities in the form of units, as described in the applicable prospectus supplement. Each series of rights will be issued under a separate rights agreement to be entered into between us and a bank or trust company, as rights agent. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights. The following description sets forth certain general terms and provisions of the rights to which any prospectus supplement may relate. The particular terms of the rights to which any prospectus supplement may relate and the extent, if any, to which the general provisions may apply to the rights so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the rights, rights agreement or rights certificates described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable rights agreement and rights certificate for additional information before you decide whether to purchase any of our rights. We will provide in a prospectus supplement the following terms of the rights being issued:

•	the date of determining the stockholders entitled to the rights distribution;
•	the aggregate number of shares of Common Stock, preferred stock or other securities purchasable upon exercise of the rights;
•	the exercise price;
•	the aggregate number of rights issued;
•	whether the rights are transferrable and the date, if any, on and after which the rights may be separately transferred;
•	the date on which the right to exercise the rights will commence, and the date on which the right to exercise the rights will expire;
•	the method by which holders of rights will be entitled to exercise;
•	the conditions to the completion of the offering, if any;
•	the withdrawal, termination and cancellation rights, if any;
•	whether there are any backstop or standby purchaser or purchasers and the terms of their commitment, if any;
•	whether stockholders are entitled to oversubscription rights, if any;
•	any applicable U.S. federal income tax considerations; and
•	any other terms of the rights, including terms, procedures and limitations relating to the distribution, exchange and exercise of the rights, as applicable.

Each right will entitle the holder of rights to purchase for cash the amount of shares of Common Stock, preferred stock or other securities at the exercise price provided in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of common stock, preferred stock or other securities, as applicable, purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

Rights Agent

The rights agent for any rights we offer will be set forth in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of Common Stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with Common Stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.
We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus, as well as any related free writing prospectuses, and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

General
We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	the offering price and aggregate number of warrants offered;
•	the currency for which the warrants may be purchased;
•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	if applicable, the date on and after which the warrants and the related securities will be separately transferable;
•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;
•	in the case of warrants to purchase Common Stock or preferred stock, the number of shares of Common Stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;
•	the effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;
•	the terms of any rights to redeem or call the warrants;
•	any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;
•	the dates on which the right to exercise the warrants will commence and expire;
•	the manner in which the warrant agreements and warrants may be modified;
•	a discussion of any material or special United States federal income tax consequences of holding or exercising the warrants;
•	the terms of the securities issuable upon exercise of the warrants; and
•	any other specific terms, preferences, rights or limitations of or restrictions on the warrants.
Before exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including:

•	in the case of warrants to purchase debt securities, the right to receive payments of principal of, or premium, if any, or interest on, the debt securities purchasable upon exercise or to enforce covenants in the applicable indenture; or
•	in the case of warrants to purchase Common Stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise voting rights, if any.

Exercise of Warrants
Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Governing Law
Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

Enforceability of Rights by Holders of Warrants
Each warrant agent will act solely as our agent under the applicable warrant agreement and will not assume any obligation or relationship of agency or trust with any holder of any warrant. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a warrant may, without the consent of the related warrant agent or the holder of any other warrant, enforce by appropriate legal action its right to exercise, and receive the securities purchasable upon exercise of, its warrants.

DESCRIPTION OF UNITS
We may issue, in one more series, units consisting of Common Stock, preferred stock, debt securities and/or warrants for the purchase of Common Stock, preferred stock and/or debt securities in any combination. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.
We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the Commission, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

General
We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which we issue a unit may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions of the governing unit agreement that differ from those described below; and
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Common Stock,” “Description of Preferred Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any Common stock, preferred stock, debt security or warrant included in each unit, respectively.

Issuance in Series
We may issue units in such amounts and in such numerous distinct series as we determine.

Enforceability of Rights by Holders of Units
Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.
We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary. See “Legal Ownership of Securities” below.

LEGAL OWNERSHIP OF SECURITIES
We can issue securities in registered form or in the form of one or more global securities. We describe global securities in greater detail below. We refer to those persons who have securities registered in their own names on the books that we or any applicable trustee, depositary or warrant agent maintain for this purpose as the “holders” of those securities. These persons are the legal holders of the securities. We refer to those persons who, indirectly through others, own beneficial interests in securities that are not registered in their own names, as “indirect holders” of those securities. As we discuss below, indirect holders are not legal holders, and investors in securities issued in book-entry form or in street name will be indirect holders.

Book-Entry Holders
We may issue securities in book-entry form only, as we will specify in the applicable prospectus supplement. This means securities may be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, which are referred to as participants, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.
Only the person in whose name a security is registered is recognized as the holder of that security. Securities issued in global form will be registered in the name of the depositary or its participants. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities, and we will make all payments on the securities to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors in a book-entry security will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders, and not holders, of the securities.

Street Name Holders
We may terminate a global security or issue securities in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.
For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities, and we will make all payments on those securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders, not holders, of those securities.

Legal Holders

Our obligations, as well as the obligations of any applicable trustee and of any third parties employed by us or a trustee, run only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.
For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, we may want to obtain the approval of the holders to amend an indenture, to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture or for other purposes. In such an event, we would seek approval only from the holders, and not the indirect holders, of the securities. Whether and how the holders contact the indirect holders is up to the holders.

Special Considerations For Indirect Holders
If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;
•	whether it imposes fees or charges;
•	how it would handle a request for the holders’ consent, if ever required;
•	whether and how you can instruct it to send you securities registered in your own name so you can be a holder, if that is permitted in the future;
•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and
•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

A global security is a security that represents one or any other number of individual securities held by a depositary. Generally, all securities represented by the same global securities will have the same terms.
Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form.
A global security may not be transferred to or registered in the name of anyone other than the depositary, its nominee or a successor depositary, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.
If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special Considerations For Global Securities
The rights of an indirect holder relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize an indirect holder as a holder of securities and instead deal only with the depositary that holds the global security.
If securities are issued only in the form of a global security, an investor should be aware of the following:

•	an investor cannot cause the securities to be registered in his or her name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below;
•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe above;
•	an investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;
•	an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;
•	the depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security;
•	we and any applicable trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security, nor do we or any applicable trustee supervise the depositary in any way;
•	the depositary may, and we understand that DTC will, require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds, and your broker or bank may require you to do so as well; and
•	financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the securities.

There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated

In a few special situations described below, the global security will terminate and interests in it will be exchanged for physical certificates representing those interests. After that exchange, the choice of whether to hold securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in securities transferred to their own name, so that they will be direct holders. We have described the rights of holders and street name investors above.

Unless we provide otherwise in the applicable prospectus supplement, the global security will terminate when the following special situations occur:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days;
•	if we notify any applicable trustee that we wish to terminate that global security; or
•	if an event of default has occurred with regard to securities represented by that global security and has not been cured or waived.
The prospectus supplement may also list additional situations for terminating a global security that would apply only to the particular series of securities covered by the applicable prospectus supplement. When a global security terminates, the depositary, and not we or any applicable trustee, is responsible for deciding the names of the institutions that will be the initial direct holders.

PLAN OF DISTRIBUTION
We may sell the securities covered by this prospectus from time to time. Registration of the securities covered by this prospectus does not mean, however, that those securities will necessarily be offered or sold. We may sell the securities separately or together: through one or more underwriters in a public offering and sale by them; directly to investors (in those jurisdictions where we are authorized to do so); through agents; or through a combination of any of these methods of sale. We may sell the securities from time to time: in one or more transactions at a fixed price or prices that may be changed from time to time; at market prices prevailing at the time of sale; at prices related to prevailing market prices; or at negotiated prices. We will describe the method of distribution of the securities and the terms of the offering in the applicable prospectus supplement.
If underwriters are used for the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may grant underwriters who participate in the distribution of securities an option to purchase additional securities in connection with the distribution. Any underwriter or agent involved in the offer and sale of the securities will be named in the related prospectus supplement.
Underwriters may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. We also may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon the terms and conditions described in the related prospectus supplement. Underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions, which may be changed from time to time, from the purchasers for whom they may act as agents.

Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be stated in the related prospectus supplement. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the applicable securities laws.

Shares of our Common Stock are quoted on the NYSE AMERICAN. In connection with any offering of securities, the underwriters may purchase and sell securities in the open market and engage in over-allotment transactions, short-covering transactions, penalty bids and stabilizing transactions in accordance with Regulation M under the Exchange Act. Over-allotment involves sales of securities in excess of the offering size of securities to be purchased by the underwriters in an offering, which creates a short position for the underwriters. Short-covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Stabilizing transactions consist of certain bids or purchases of securities made for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress. Any of these activities may have the effect of preventing or retarding a decline in the market price of the securities being offered. They may also cause the price of the securities being offered to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time. We make no representation as to the direction or magnitude of any affect that such transactions may have on the price of the securities.
Underwriters, dealers and agents may be entitled, under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by such underwriters, dealers or agents related to such civil liabilities.
Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform other services for us in the ordinary course of business for which they may receive compensation.

VALIDITY OF THE SECURITIES
The validity of the securities offered and to be offered hereby and certain other legal matters will be passed upon for us by McDonald Carano LLP, Reno, Nevada. Counsel for any underwriter or agent will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements incorporated in this Registration Statement by reference from the 2021 Form 10-K for the two years ended December 31, 2021, and December 31, 2020, respectively, have been audited by Assure CPA, LLC, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Comstock Mining Inc.

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PROSPECTUS

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March 28, 2022